Exhibit 2.3

Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “XY – THE PERSISTENT COMPANY”, CHANGING ITS NAME FROM “XY – THE PERSISTENT COMPANY” TO “XY LABS, INC.”, FILED IN THIS OFFICE ON THE FOURTH DAY OF MAY, A.D. 2021, AT 10:48 O’CLOCK A.M.

5174499 8100	Authentication: 203133056
SR# 20211577061	Date: 05-05-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 10:48 AM 05/04/2021 FILED 10:48 AM 05/04/2021 SR 20211577061 - File Number 5174499	CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
OF XY– THE PERSISTENT COMPANY

Adopted in accordance with the provisions of Section 242

of the General Corporation Law of the State of Delaware

The undersigned, being a duly authorized officer of XY – The Persistent Company (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1. The Certificate of Incorporation of the Corporation is hereby amended by amending and restating Article I thereof to read as follows:

“The name of the corporation is XY Labs, Inc.”

2. That such amendment has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware.

Dated: May 3, 2021

XY – THE PERSISTENT COMPANY
By:	/s/ Arie Trouw
Name:	Arie Trouw
Title:	Chief Executive Officer